Exhibit 10.8

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

SILVER TOWNE, L.P.
AS
SELLER
AND
AM&ST ASSOCIATES, LLC
AS
BUYER

Dated: August 31, 2016

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of August 31, 2016 is between SILVER TOWNE, L.P., an Indiana limited partnership (“Seller”), and AM&ST ASSOCIATES, LLC, a Delaware limited liability company, or its assignee (“Buyer”).
R E C I T A L S:
A.    Seller through an unincorporated division owns and operates a precious metals mint under the trade name “Silver Towne Mint” which produces bullion custom rounds, bars and private mint coins, including privately minted specialty proprietary branded coins (the “Mint Business”) from its mint located at 950 East Base Road, Winchester, Indiana 47394 (the “Silver Towne Mint”).
B.    Seller desires to sell and contribute and Buyer desires to purchase and accept the Silver Towne Mint and the Mint Business and the assets used in connection with the operation of the Mint Business that are identified in Section 2.1 hereof through a combination of the purchase of an Fifty-One and 53/100 Percent (51.53%) undivided interest in the Acquired Assets (as defined in Section 2.1 below) and the contribution of the remaining Forty-Eight and 47/100 Percent (48.47%) undivided interest in the Acquired Assets to the Buyer, in exchange for the Membership Interest (as defined below), and Buyer desires to license from Seller and Seller is willing to license to Buyer the rights to use certain other assets used in connection with the Mint Business as more fully set forth in Section 2.1, all upon the terms and conditions contained in this Agreement.
C.    Seller also owns and operates other businesses (hereinafter, the “Seller Retained Business”) that are engaged solely in the purchase and sale of numismatic coins on a wholesale and retail basis, under the name Silver Towne. Seller is not selling, but is retaining, the Seller Retained Business, and Seller is not selling, but is licensing to Buyer, the use of the name “Silver Towne” and related logos, for use in the Mint Business, all as more fully set forth hereinafter.
The parties therefore agree as follows:
ARTICLE I
DEFINITIONS
When used in this Agreement, the following terms have the following meanings:
“Affiliate” means, with respect to any given Person, any other Person at the time directly or indirectly controlling, controlled by or under common control with that Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Buyer Indemnitees” means Buyer, each Affiliate of Buyer, and each of its respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant thereto.

“Consent” means any approval, consent, ratification, filing, declaration, registration, waiver, or other authorization required to be obtained to enable either of the parties to enter into this Agreement or to consummate the transactions contemplated hereby.
“Contract” means any agreement, contract, equipment lease, obligation, promise, arrangement, or undertaking that is legally binding.
“Environmental Claim” means (i) any investigative, enforcement, remediation, cleanup, abatement, removal, response, Remedial Action or governmental or regulatory action at any time threatened, instituted or completed pursuant to any applicable Environmental Law against Seller or against or with respect to the Mint Business or any other business conducted at the Silver Towne Mint, or against or with respect to the Acquired Assets, or any condition, use or activity on or relating to the Mint Business or any other business conducted at the Silver Towne Mint or the Acquired Assets, and (ii) any claim at any time threatened or made by any person against Seller or against or with respect to the Mint Business or any other business conducted at the Silver Towne Mint, or against or with respect to the Acquired Assets, or any condition, use or activity on or relating to the Mint Business, or any other business conducted at the Silver Towne Mint, or the Acquired Assets relating to damage, contribution, cost recovery, compensation, loss, liability or injury resulting from or in any way arising in connection with any Hazardous Material or any Environmental Law.
“Environmental Law” means any Law relating to the environment, natural resources, or public or employee health and safety, and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant thereto.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor law, and any rules or regulations issued pursuant thereto.
“GAAP” means generally accepted United States accounting principles.
“Governmental Authority” means any (1) nation, state, county, city, town, village, district, (2) federal, state, local, municipal, foreign, or other government, (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, including an arbitral tribunal), (4) multi-national organization or body, or (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing power of any nature.
“Hazardous Material” means any substance, material or waste which is regulated under Environmental Law, including, without limitation, any material, substance or waste that is defined as a "solid waste," “hazardous waste,” “hazardous material,” or “hazardous substance” under any provision of Environmental Law. “Hazardous Material” shall include any hazardous, dangerous or toxic chemical, waste, byproduct, pollutant, contaminant, compound, product or substance, including without limitation, asbestos, solvents, degreasers, urea formaldehyde, polychlorinated biphenyls, dioxins, petroleum, petroleum products, gasoline, diesel fuel or other petroleum hydrocarbons, including crude oil and fractions thereof, natural gas, synthetic gas and any mixtures thereof, and any other material (a) the exposure to or the possession, presence, use, management, handling, generation, manufacture, production, storage, treatment , Release, threatened Release, discharge, disposal, transportation, reporting, remediation, Remedial Action, cleanup, abatement or removal of which is prohibited, controlled or regulated in any manner under any Environmental Law; or (b) the presence of which on a property causes or threatens to cause a contamination or nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to the environment or to health or safety of persons on or about a property.

“Indemnifiable Losses” means (a) all out of pocket losses, liabilities, taxes, damages, deficiencies, obligations, fines, out of pocket expenses, claims, demands, actions, suits, proceedings, judgments or settlements, whether or not resulting from third party claims, incurred or suffered by an indemnitee, including interest and penalties with respect thereto and reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and disbursements incurred in the investigation or defense of any of the same or in asserting or enforcing any of the indemnitee’s rights hereunder, (b) all losses, damages (including compensatory, punitive and natural resource damages), demands, claims, suits, proceedings, actions, causes of action, assessments, judgments, liens, encumbrances, taxes, fines, penalties (civil or criminal), costs (including, without limitation, storage, treatment, disposal, transportation, remediation, Remedial Action, cleanup, abatement, removal, response, inspection, reporting and other costs relating to Hazardous Material), expenses (including, without limitation, reasonable litigation and defense expenses, court costs, and attorneys’ fees, whether incurred with or without the filing of suit, on appeal or otherwise, and consultant and expert fees, investigation expenses and laboratory expenses), good faith settlements of claims and liabilities of any kind, nature or character whatsoever, including without limitation, those arising under any applicable Environmental Law (including strict and joint and several liability); and (c) all losses, liens, encumbrances, taxes, fines, penalties (civil or criminal), costs of investigation and defense of a claim (whether or not such claim is ultimately defeated) and good faith settlement of claims relating to liability to or arising from the failure to obtain or maintain necessary Permits to operate the Mint Business or any other business conducted at the Silver Towne Mint.

    “Intellectual Property” means all intellectual property owned, used or licensed by the Seller, or in any product, service, technology or process currently offered by the Seller for use in the Mint Business.
“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.
“Legal Proceeding” means any judicial, administrative or arbitral action, suit, claim, investigation or proceeding, whether at law or in equity, civil or criminal in nature, before a Governmental Authority.

“Lien” means, with respect to the property of any Person, any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.
“Material Adverse Effect” means:

(1)
When used with reference to the Mint Business, a state of facts, event, consequence, result or change (collectively herein “effect”) that materially and adversely affects, or would reasonably be expected to affect materially and adversely, any portion of the Mint Business or the Mint Business considered as a whole or the Acquired Assets or the condition (financial or other), or operating results of the Mint Business considered as a whole or which would prevent Seller from consummating the transactions contemplated hereby or which would prevent the Buyer from assuming the operation of the Mint Business as represented by the Seller, the costs of such effect, when aggregated with all other costs of similar effect, exceeds Twenty Five Thousand Dollars ($25,000); and

(2)
When used with reference to the Buyer, a state of facts, event, consequence, result or change that materially and adversely affects, or would reasonably be expected to affect materially and adversely, the condition (financial or other) or operating results of Buyer or that would prevent Buyer from consummating the transactions contemplated hereby, the costs of such effect, when aggregated with all other costs of similar effect, exceeds Twenty Five Thousand Dollars ($25,000).

“Mint Business Confidential Information” means information that is owned and used by Seller in the conduct of the Mint Business and is not publicly available, nor available from sources other than Seller and shall include, without limitation, the Mint Business Records (as defined below); provided, however, that each of the parties hereby acknowledges and agrees that neither the “Mint Business Confidential Information” nor the Mint Business Records shall include the Retained Business Information (as defined below in this Article 1).
“Mint Business Customers” means all Persons that purchased any Mint Products or services prior to the Closing Date.
“Mint Business Records” means all business and accounting records in the possession or control of Seller that relate to the Mint Business (and the Acquired Assets including, but not limited to, website and application content (including all graphics, text, articles, information on the Mint Business website), all logs outgoing/incoming e-mails, website traffic and all backups, all of which are being transferred to the Buyer), including, but not limited to, (i) all historical purchase and production records and data, acquired, created or generated by or for and used in or by the Mint Business, such as, but not limited to, any records or information relating to transactions between any of the Mint Business, on the one hand, and any Persons who are or were Mint Business Customers (even if they also are or were customers or vendors of the Seller Retained Business); (ii)  all other information relating to or arising out of the operation of the Mint Business, including all internal reports and purchasing records. For avoidance of doubt, Mint Business Records expressly exclude Seller’s employee personnel records.

“Mint Products” means any products produced by the Mint Business, including bullion custom rounds, bars and private mint coins, including privately minted specialty proprietary branded coins
“Order” means any award, decision, injunction, judgment, order, ruling, or verdict of any court, arbitral tribunal, administrative agency, or other Governmental Authority.
“Ordinary Course of Business” means, with respect to an action taken by a Person, that that action is (1) consistent with the past practices of that Person and taken in the ordinary course of the normal day-to-day operations of that Person, and (2) is not required under applicable law to be authorized by the board of directors of that Person (or by any Person or group of Persons exercising similar authority).
“Permits” means governmental licenses, permits, authorizations, franchises, certificates or rights required to operate the Mint Business.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, governmental body or authority or any other entity.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property.
“Related Party” means an Affiliate, or any Person owning ten percent (10%) or more of an Affiliate.
“Remedial Action” means all actions, including, without limitation, any capital expenditures, required by any Governmental Authority to (1) remediate, clean up, abate, remove, respond, store, treat, dispose, transport, inspect, report or in any other way address any Hazardous Material or other substance, (2) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (3) prepare work plans and other reports related to the Remedial Action, (4) perform pre-remedial studies and investigations, feasibility studies, remedial design or post-remedial operations, maintenance or monitoring, or (5) bring facilities on any property owned, operated or leased by Seller and the facilities located and operations conducted thereon into compliance with all Environmental Laws.
“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, or advisor of that Person, including legal counsel, accountants, and financial advisors.
“Retained Business Information” means any information which is or has been used by or in the conduct of the Seller Retained Business, and not otherwise used by or in the conduct of the Mint Business, as follows: (i) the identities of and other information about Persons who are or have been customers of one or more of the Seller Retained Business, but who are not Mint Business Customers; (ii) information relating to transactions between the Seller Retained Business and its customers or vendors, even if any such customers or vendors also are or have been Mint Business Customers, but excluding information which constitutes Mint Business Confidential Information or Mint Business

Records; (iii) any and all trade names, brand names or trade marks used by Seller (other than the tradenames which are being licensed hereunder to Buyer and identified in Schedules 2.1(1), or (2) hereto), and (iv) all other information relating to or arising out of the operations of the Seller Retained Business that is not Mint Business Confidential Information or Mint Business Records .
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and rules or regulations issued pursuant thereto.
“Seller Indemnitees” means Seller, each Affiliate of Seller, and each of its respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.
“Seller Retained Assets” means the assets of Seller which are not being sold or transferred to Buyer pursuant to this Agreement.
ARTICLE 2
PURCHASE AND SALE
2.1    Acquired Assets. Seller will sell to Buyer, and Buyer will purchase from Seller, at Closing (as defined in Section 7.1 herein), all of Seller’s rights, title and interests in and to an Fifty-One and 53/100 Percent (51.53%) undivided interest the following assets and properties used in the operation of or otherwise in connection with the Mint Business, including the goodwill of such Business (collectively, the “Acquired Assets”):

(1)
an irrevocable, perpetual, exclusive, royalty free, world-wide, assignable, license to use the trade name “Silver Towne” and any variation thereof in connection with the Mint Business, and any trademarks and service marks consisting of or incorporating the designation “Silver Towne”, including all intellectual property rights and logos related thereto, owned by Seller (the “License Agreement”), as set forth on Schedule 2.1(1).

(2)	all other Intellectual Property rights in Minted Products, and or related to the operation of the Silver Towne Mint, as more particularly described on Schedule 2.1(2).

(3)	all current and historical Silver Towne Mint product designs and related dies, and any other designs or dies related to the Acquired Assets.

(4)
all post office box addresses and access and the following telephone numbers exclusively used in connection with the conduct of the Mint Business, which includes: (765) 584-6468 (telephone) and (765) 584-3419 (facsimile), and Buyer’s right to retain (at Buyer’s expense following the Closing) placement in any directory or advertising associated with such telephone numbers and names of the Mint Business, and as set forth on Schedule 2.1(4).

(5)	The exclusive rights to have and to use the Mint Business Customers, who are identified on Schedule 2.1(5) hereto (the “Mint Business Customer List”).

(6)
all domain names and web site assets owned by Seller and used in the conduct of the Mint Business, including, without limitation, those which are listed on Schedule 2.1(6) hereto (the “Mint Business Website Assets”).

(7)
The Mint Business Records (as defined above), whether created by Seller or acquired from any third party, whether in electronic form or hard copy, subject to the right of Seller to retain copies of such Mint Business Records in electronic form solely for purposes of satisfying its obligations under Section 2.8(9).

(8)
all of Seller’s rights arising from and after the Closing under the Contracts relating to the conduct of the Mint Business which Buyer has agreed to assume, a list of which Contracts is set forth on Schedule 2.1(8) hereto (the “Assumed Contracts”).

(9)
the office furniture, fixtures, supplies, machinery, tools, spare parts and equipment, production consumables, and vehicles utilized by Seller in the Mint Business, including without limitation, those items identified in Schedule 2.1(9) hereto (including customer data, e-mail address lists), website and application content (including all graphics, text, articles, information on the Mint Business websites), all logs outgoing/incoming e-mails, website traffic and all backups and all associated documentation which is loaded on any computer or server (“Tangible Personal Property”).

(10)	all of Seller’s rights and remedies under warranty or otherwise, against a manufacturer, vendor, or other Person for any defects in any Acquired Asset.

(11)	all of Seller’s prepaid expenses related to the Mint Business;

(12)
all Permits used or required on the operation of the Mint Business if and to the extent that (i) such Permits are assignable under applicable law and (ii) Buyer has obtained any necessary Consents for the assignment thereof by Seller to Buyer. A list of such Permits is set forth in Schedule 2.1(12).

(13)
the causes of action, claims, suits, proceedings, or demands, of whatsoever nature, of or held by Seller against any third parties arising out of or related to the Mint Business and which concern operation of the Mint Business after the Closing, all of which are listed on Schedule 2.1(13) (the “Assigned Claims”).

(14)	all promotional materials, photographs and images and stationary, that have been used by Seller in the conduct of any of the Mint Business.

(15)
all goodwill associated with the Mint Business and the Acquired Assets (exclusive of any goodwill associated with any trademarks and service marks consisting of or incorporating the designation “Silver Towne”, which are the subject of the License Agreement).

(16)
Any other assets of Seller that are not identified above in this Section 2.1 that are used by Seller in the conduct of the Mint Business and which are reasonably necessary for the conduct of the Mint Business in the manner and to the extent to which Seller has conducted it prior to the Closing; provided that, in no event shall these other assets include (i) any of the assets included among the Excluded Assets as set forth in Section 2.2, or (ii) the Retained Business Information; provided further if any property is included in the Real Property PSA/Lease that is necessary for the conduct of the Mint Business but is not owned by Seller, Seller shall arrange for Buyer to acquire an interest in such property at the Closing.
2.2    Excluded Assets. Seller shall retain and not sell to Buyer, and Buyer will not purchase from Seller: (i) any of the Seller Retained Assets, and (ii) the following (collectively, the “Excluded Assets”), which shall include, without limitation:

(1)	all of Seller’s in process silver, finished goods and pre-paid orders

(2)
all of Seller’s accounts, notes and other receivables and any other rights to payment, that arose, or may arise between the date hereof and the Closing, out of any of the operations of any of the Mint Business, (the “Mint Business Accounts Receivable”).

(3)	Seller’s cash on hand or in transit, bank deposits, and all of Seller’s cash equivalents and securities or other investments.

(4)	all books, records, files, and other documents solely relating to any of the Seller Retained Business; and

(5)	all office furniture and equipment not acquired by Buyer pursuant to Section 2.1(7).

2.3    Assumption of Liabilities and Obligations.

(1)
Retained Liabilities. Except for the Buyer Assumed Obligations set forth or referenced in Section 2.3(2) below, Seller shall retain and perform or otherwise discharge when due in accordance with their terms (without any liability, cost or expense to Buyer), the following liabilities or obligations, whether known or unknown, fixed or contingent, matured or unmatured, certain or uncertain, disclosed or undisclosed (the “Seller Retained Liabilities”):

(i) obligations and liabilities of Seller, including those of the Mint Business, that have or will have arisen prior to the Closing Date, including without limitation, all liabilities or obligations of Seller resulting from Seller’s activities in operating the Mint Business prior to the Closing Date, all Mint Business accounts payable, and all accrued payroll and other amounts owed to Seller’s employees, (ii) obligations and liabilities relating to the failure to obtain necessary Permits, including the cost to obtain such permits, and to accomplish the Post Closing Matters, (iii) obligations and liabilities relating to any Environmental Claim that is made after the Closing Date to the extent arising from or related to Seller’s or its predecessors’ activities in operating the Mint Business or any other business conducted at the Silver Towne Mint prior to the Closing Date, and (iv) the obligations and liabilities of Seller arising from and after the Closing Date, other than the Buyer Assumed Obligations.

(2)	Assumed Obligations. Notwithstanding Section 2.3(1) above, on the Closing Date Buyer shall assume, and from and after the Closing Date Buyer shall be responsible for and shall discharge when due, in accordance with their terms (without any liability, cost or expense to Seller) only the following described obligations and liabilities: (i) the executory obligations arising from or after the Closing Date under the Assumed Contracts which are identified in Schedule 2.1(8) hereto, and (ii) all obligations and liabilities arising out of or in connection with or resulting from Buyer’s ownership and operation of the Mint Business after the Closing Date (collectively, the “Buyer Assumed Obligations”). Buyer is not assuming and is not responsible for any obligations or liabilities of any nature that are not Buyer Assumed Obligations.
2.4    Purchase Price. The purchase price for the Acquired Assets (the “Purchase Price”) is Three Million Six Hundred Seventy-One Thousand Two Hundred Fifty Dollars ($3,671,250.00). Buyer shall pay the Purchase Price as follows:

(1)
At the Closing, Buyer shall: (i) pay to Seller the amount of Three Million One Hundred Seventy-One Thousand Two Hundred Fifty Dollars ($3,171,250.00). by wire transfer of funds to a bank account designated by Seller on or prior to the Closing Date, (ii) deliver its unsecured promissory note in the principal amount of Five Hundred Thousand Dollars ($500,000.00), in the form attached hereto as Exhibit 2.4(1) (the “Buyer’s Note’), due and payable on the first anniversary date of the Closing,

2.5    Contingent Purchase Price/Earnout Payments.

(1)
As additional consideration for Seller’s sale of the Mint Business and Acquired Assets to Buyer, Buyer shall pay Seller three (3) additional payments (the “Earnout Payments”) determined by the performance of the Mint Business during each of the three (3) twelve (12) month periods commencing on the Closing Date (each an “Earnout Period”). Each Earnout Payment shall be calculated as set forth on Schedule 2.5 (1) attached hereto.

(2)
Buyer agrees to maintain, throughout the Earnout Periods and for at least one year thereafter, complete and accurate books, records and accounts needed to enable determinations to be made, without undue effort and expense, of the Earnout Payment. Within sixty (60) days following the end of each Earnout Period Buyer shall submit to Seller a written report setting forth the calculation of the Earnout Payment, if any, due for such Period (an “Earnout Report”). The Earnout Report also shall be accompanied by a certification, signed by the President or Chief Financial Officer of Buyer, in their capacities as such and on behalf of Buyer, certifying that the information contained in the Earnout Report is accurate and complete in all material respects and that the determinations of the Earnout Payment, if any, due Seller, were made in accordance with Section 2.5(1). In the event that an Earnout Report shows that an Earnout Payment is due to Seller, such payment shall be made to Seller concurrently with the issuance of the Earnout Report subject to the other provisions of this Agreement.

(3)
Seller shall have a period of thirty days (30) days after the receipt of each Earnout Report within which to have its outside accountants review Buyer’s books and records related to the preparation of the Earnout Report on a confidential basis to verify the correctness and completeness of the information contained in the Earnout Report. Buyer and Seller acknowledge the confidential nature of Buyer’s books and records, accordingly Buyer shall only make such books and records, available for inspection by Seller’s outside accountants who agree to be bound by a written confidentiality agreement, at Buyer’s principal offices in

Santa Monica, California and/or Winchester, Indiana and shall cooperate with Seller’s outside accountants with such review. If Seller’s outside accountants believe that any of Buyer’s determinations as to the Earnout Payment set forth in Buyer’s Earnout Report was not correct and that Seller is entitled to a Earnout Payment (in the event Buyer’s Earnout Report indicated that no such Payment was due) or a Earnout Payment greater in amount than was shown in that Report, Seller shall have until the thirtieth (30th) day following its receipt of Buyer’s Earnout Report (the “Deficiency Notice Deadline”) to provide Buyer with a written notice (a “Deficiency Notice”), specifying the amount of the Earnout Payment that Seller believes was properly due it for the Earnout Period to which that Report relates, together with a written statement setting forth the basis for such belief. If Seller fails to provide a Deficiency Notice by the Deficiency Notice Deadline, Buyer’s determination of the Earnout Payment (if any) for such Earnout Period shall be final and binding on the parties and non-appealable by the Seller, and Seller shall be deemed to have accepted and shall not be entitled thereafter to dispute the information contained in the Buyer Earnout Report for such Earnout Period or to have access to Buyer’s books and records for purposes of asserting any dispute. If, on the other hand, such a Deficiency Notice is provided to Buyer by Seller on or prior to the Deficiency Notice Deadline, Buyer shall have a period of ten (10) days following its receipt of such Deficiency Notice to review same, and if Buyer does not agree with Seller’s determinations, to provide Seller a written notice (a “Dispute Notice”) specifying the Buyer’s response or exceptions to the Seller’s assertions in the Deficiency Notice. Failure by Buyer to provide Seller with a Dispute Notice within that 10-day period shall constitute Buyer’s acceptance of Seller’s determination of the amount of the Earnout Payment as set forth in Seller’s Deficiency Notice and, in that event Seller’s determination shall be final and binding on and nonappealable by the parties.

(4)
If Buyer has disputed Seller’s determination of the amount of the Earnout Payment set forth in a Seller Deficiency Notice, as aforesaid, then during the succeeding five (5) days the parties shall attempt in good faith to resolve their differences by mutual agreement. If they are not able to do so, then each of Seller and Buyer shall have a period of five (5) days thereafter within which to notify the other, in writing, that it desires to have the dispute resolved by binding resolution. In that event, within the next succeeding five (5) days, the parties by mutual agreement shall select an accounting firm to resolve the dispute (the “Review Accountant”) who shall enter into a written confidentiality agreement with Buyer for this purpose, or, if the parties cannot agree on the Review Accountant within such five (5) days, the Review Accountant shall be selected by mutual agreement of the parties’ respective independent public accountants. The determination of the Review Accountant shall be final and binding on and non-appealable by the parties. If it is finally determined, either by mutual agreement of the parties or by the Review Accountant that Buyer underpaid the amount of the Earnout Payment due Seller (a “Payment Shortfall”), then within the succeeding five (5) days Buyer shall pay that Payment Shortfall to Seller plus accrued interest thereon from the date of the underpayment at 5% per annum or the maximum interest permitted by law, whichever is less, and, if the amount of the disputed Earnout Payment originally paid by Buyer was less than ninety-five percent (95%) of the amount of the Earnout Payment finally determined to be due by Buyer to Seller, Buyer also shall reimburse Seller for the reasonable fees and expenses of its outside accountant in connection with the review of Buyer’s books and records that led to the determination of the Payment Shortfall. If the Review Accountant determines, instead, that there was no Payment Shortfall, then, no additional amount shall be due by Buyer to Seller. If the Review Accountant determines there has been an overpayment, the amount thereof shall be repaid by Seller to Buyer within five (5) days of Seller’s receipt of the Review Accountant’s determination. The fees and expenses of the Review Accountant shall be paid by the losing party in the dispute. The prevailing party shall be the Seller if the Review Accountant determines that there was a Payment Shortfall in excess of five percent (5%) of the total Payment Shortfall (and not individual components of the Earnout Payment as described in Schedule 2.5(1)) and shall, instead, be the Buyer if the Review Accountant determines that the Payment Shortfall is less than five percent (5%). Notwithstanding any term of this Section to the contrary, the Review Accountant shall not determine any issue of interpretation of this Agreement and shall only provide accounting determinations. The determinations of the Review Accountant shall be final, binding and conclusive upon the parties.

(5)
Notwithstanding anything else to the contrary in this Section 2.5, if the Earnout Payment has been reduced by setoff as permitted by this Agreement, the parties shall resolve the Earnout Payment without reference to the setoff reduction, and any disagreement regarding the setoff reduction shall not be subject to this Section 2.5 but shall be addressed pursuant to other provisions of this Agreement.

2.6    Purchase Price Allocation. The parties shall do the following:

(1)	allocate the Purchase Price among the Acquired Assets in accordance with Section 1060 of the Code and the regulations thereunder; and

(2)	reflect the allocation of the Purchase Price as set forth on Schedule 2.6(2) on a completed Internal Revenue Service Form 8594.
2.7    Transaction Documents. It is a condition to consummation of the transactions contemplated by this Agreement that the parties to or signatories of the following agreements and other documents (together with this Agreement, the “Transaction Documents”) execute and deliver them at or on the Closing Date:

(1)	Buyer’s Note in the form of Exhibit 2.4(1)

(2)
An assignment and assumption agreement in the form of Exhibit 2.7(1) (the “Assignment and Assumption Agreement”), pursuant to which Seller shall assign the Assumed Contracts to Buyer and Buyer shall expressly assume and agree to perform when due, the Buyer Assumed Obligations.

(3)
any deeds, assignments, assignment of trademark, bills of sale, certificates of title and other instruments of transfer and conveyance as are reasonably necessary to convey to Buyer good and marketable title to the Acquired Assets and are satisfactory to Buyer’s counsel.

(4)	the License Agreement in the form of Exhibit 2.7 (3).

(5)	the Non-Competition Agreement between Buyer and Seller in the form of Exhibit 2.7(4);

(6)	the Administrative Services Agreement in the form of Exhibit 2.7(5) hereto, which shall, among other things, set forth the obligations of Seller post-Closing; and

(7)	any other document reasonably required by Buyer or Seller to better evidence or effectuate the transactions contemplated by this Agreement, including the matters set forth in Section 2.8 below.
2.8    Certain Other Agreements:

(1)
Confidentiality. Except as otherwise set forth below in this Section 2.8(1), Seller shall not, without the prior written consent of Buyer, retain, use, reveal or make accessible to any Person any of the Mint Business Confidential Information (as hereinabove defined). For purposes of this Section 2.8(1), the term “Mint Business Confidential Information” does not include any information that is already available to the public or becomes available to the public or from third parties other than by means of a breach of this Section 2.8(1). In addition, Seller may, without breaching this Section 2.8(1), disclose any Mint Business Confidential Information that it is required to disclose pursuant to any subpoena or other legal process served on Seller or any of its Affiliates or Representatives or pursuant to any Laws applicable to Seller or any of its Affiliates, provided that Seller shall promptly (and in any event at least 72 hours in advance of any proposed disclosure) notify Buyer of its receipt of any such subpoena or other legal process or its determination that it is required to disclose any Mint Business Confidential Information under any applicable Law, and identifying the information to be so disclosed and, at the expense of Buyer, Seller shall provide Buyer with such reasonable cooperation as Buyer may request of Seller in any efforts by Buyer to quash any such subpoena or other legal process or obtain a protective order with respect to the Mint Business Confidential Information to be so disclosed.

(2)
Use of Customer and Consignor Lists. Upon consummation of the transactions contemplated by this Agreement and for the duration of the Confidentiality Period specified in the Non-Competition Agreement, neither Seller nor any of its Affiliates or Representatives may use the information contained in the Mint Business Customer List, except as may be permitted by the Non-Competition Agreement. Seller will be liable for any action by any of its Affiliates or Representatives inconsistent with this Section 2.8(2). This provision shall survive the Closing.

(3)
Bulk Transfer Laws. Seller shall comply with any applicable bulk sale or bulk transfer laws of any relevant jurisdiction in connection with the sale of the Acquired Assets to Buyer pursuant to this Agreement.

(4)
Further Assurances. Each party hereto shall execute and deliver after the date hereof such instruments and take such other actions as the other party may reasonably request in order to carry out the intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

(5)
Transaction Expenses. Each party shall pay all of the respective costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in carrying out and closing the transactions contemplated by this Agreement. It is acknowledged and agreed by the Parties that the Buyer’s transaction expenses will be borne by the members of them in accordance with their Membership Percentage Interests under the LLC Agreement.

(6)
Liability for Transfer Taxes. Seller shall be responsible for the timely payment of and shall indemnify and hold Buyer harmless from and against all sales, use, documentary, gross receipts, transfer, conveyance, excise, recording, and other similar taxes and fees (the “Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement, all of which shall constitute Seller Retained Liabilities within the meaning of Section 2.3(1) of this Agreement. The provisions of this Section 2.8(6) shall survive Closing.

(7)
Click Through. Commencing on the Closing Date, Seller will maintain on the home page of its website, a “click through” link solely to the websites maintained by Buyer for its operation of the Mint Business.

ARTICLE 3
SELLER REPRESENTATIONS
Seller represents to Buyer as of the date of this Agreement, subject to the disclosures set forth in Schedules 3.4 to and including Schedule 3.26 hereto, inclusive (the “Seller Disclosure Schedules”), which representation shall also apply to the 48.47% undivided interest in the Acquired Assets being contributed to the Buyer as set forth in the Buyer’s LLC Agreement, as follows:
3.1    Organization and Good Standing. Seller is a limited partnership validly existing and in good standing under the laws of its state of formation with the limited partnership power to own all of its properties and assets and to carry on its business as it is currently being conducted. Seller is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified or in good standing would have a Material Adverse Effect on the Mint Business or on Seller’s ability to consummate the transactions contemplated hereby.
3.2    Authorization. Seller has the requisite limited partnership power to execute and deliver this Agreement and the other Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. Seller’s General Partner and Limited Partners have duly authorized Seller to execute and deliver this Agreement and perform its obligations under this Agreement and the Transaction Documents to which it is party, and no other limited partnership proceedings or authorization of Seller are necessary with respect thereto. Assuming that Buyer has been duly authorized, as warranted in Article 4, to execute and deliver and perform this Agreement and the other Transaction Documents to which it is party, this Agreement constitutes, and each of the other Transaction Documents to which Seller is a party will constitute when executed and delivered by Seller, the valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability is limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights, or (ii) general principles of equity relating to the availability of equitable remedies (whether considered in a proceeding at law or in equity).
3.3    No Violations. Seller’s execution and delivery of this Agreement and performance of its obligations under this Agreement do not (i) violate any provision of Seller’s certificate of limited partnership or limited partnership agreement as currently in effect, (ii) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of Seller’s properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which Seller is a party or by which any of Seller’s properties or assets are bound, or (iii) violate any Law or Order currently in effect to which Seller is subject,.
3.4    Consents. Except as set forth in Schedule 3.4, Seller is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which Seller is a party or to transfer any Permit, in connection with execution and delivery of this Agreement or the Transaction Documents to which it is party and performance of its obligations hereunder or thereunder.
3.5    Title; Absence of Liens. Except as set forth on Schedule 3.5, Seller has good and marketable title to all of the Acquired Assets, free and clear of any Liens, and upon consummation of the transactions contemplated by this Agreement, Buyer will have good and marketable title to the Acquired Assets free and clear of any Liens (other than those, if any, set forth in Schedule 3.5). Without limiting the foregoing, Seller owns free and clear of any Liens and has the right to use and knows of no other person having any right or claim in or to use the name “Silver Towne Mint,”
3.6    Left Intentionally Blank
3.7    Absence of Certain Changes. Except as may be set forth to the contrary on Schedule 3.7 hereto, since December 31, 2015, Seller has not done the following:

(1)
suffered any change in the operations or financial condition of the Mint Business, considered as a whole, except changes that, in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on the Mint Business;

(2)	except in the ordinary course of business, sold, transferred or otherwise disposed of any tangible or intangible assets of the Mint Business;

(3)	created or permitted to exist any Lien on any Acquired Assets;

(4)	failed to promptly pay and discharge, prior to default, any of the liabilities of the Mint Business except those disputed in good faith by appropriate proceedings;

(5)	instituted, been served with or settled any Legal Proceeding relating to the Mint Business;

(6)
terminated or amended any of the Assumed Contracts, or any Permit or other instrument necessary for the conduct of any of the Mint Business after the Closing or suffered any loss or termination, or have been threatened with the loss or termination, of any existing material business arrangement, the termination or loss of which, in the aggregate, is reasonably expected to have a Material Adverse Effect on the Mint Business; or

(7)	changed accounting methods; or

(8)	otherwise operated the Mint Business in a manner outside the ordinary course, consistent with past practice.
3.8     Litigation. Except as set forth on Schedule 3.8, no Legal Proceeding is pending or, to Seller’s knowledge threatened, against Seller that relates to any of the Mint Business or any of the

Acquired Assets, and to Seller’s knowledge there is no basis for any such Legal Proceeding. The Mint Business is not subject to any Order. To Seller’s knowledge, no one has filed a complaint regarding Seller’s conduct or business practices relating to the Mint Business with any Better Business Bureau.
3.9    Permits. Except for Permits described in Section 7.1 (9) (a) and (b), Seller has all Permits required for the ownership and operation of the Mint Business as presently being operated by Seller and the Acquired Assets, which Permits are listed on Schedule 3.9. No notice of a material violation of any such Permit has been received by Seller or, to Seller’s knowledge, recorded or published, and no Legal Proceeding is pending or, to Seller’s knowledge, threatened to revoke or limit any such Permit.
3.10    Mint Business Records. The Mint Business Records, all of which have been made available to Buyer, are accurate and complete in all material respects and, to Seller’s knowledge, contain no material omissions of any kind.
3.11    Compliance With Laws. Seller has complied with all Laws and Orders applicable to the Mint Business or the Acquired Assets, except where the failure to so comply has not had and is not reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Mint Business. Seller has not received any written notice alleging noncompliance with any Laws or Orders applicable to the Mint Business or the Acquired Assets, including, without limitation, those related to antitrust and trade matters, civil rights, zoning and building codes, public health and safety, worker health and safety and labor and nondiscrimination, where such non-compliance has had or is reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Mint Business and, to Seller’s knowledge, no such notice has been recorded or published.
3.12.    Taxes. Seller has filed all tax returns required to be filed and has paid, or provided for the payment, of all taxes that have become due pursuant to those tax returns or any assessment relating to or arising out of the conduct of any of the Mint Business, other than those taxes or assessment being diligently contested in good faith by appropriate Legal Proceedings and against which adequate reserves are being maintained. There is no Legal Proceeding pending, or to Seller’s knowledge threatened, with respect to taxes of Seller relating to or arising in connection with the conduct of any of the Mint Business.
3.13    Environmental Matters. The operations of Seller’s Mint Business and any other business conducted at the Silver Towne Mint are and have always been in compliance with all applicable Environmental Laws, except where any non-compliance has not had and is not reasonably expected to have a Material Adverse Effect on the Mint Business.

(1)
None of the Mint Business nor any other business conducted at the Silver Towne Mint are subject to any Order or Contract respecting (i) Environmental Laws, (ii) Remedial Action, (iii) any Environmental Claim, or (iv) the Release or threatened Release of any Hazardous Material.

(2)
Except as described in Schedule 3.13, none of the operations of the Mint Business or any other business conducted at the Silver Towne Mint involves the generation, transportation, treatment, storage or disposal of Hazardous Material.

(3)
Seller has not received any written notice alleging noncompliance with any Environmental Law applicable to the Mint Business, or any other business conducted at the Silver Towne Mint, or the Acquired Assets, where such non-compliance has had or is reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Mint Business and, to Seller’s knowledge, no such notice has been recorded or published.

(4)
No Environmental Claim or litigation is pending or, to Seller’s knowledge threatened, against Seller that relates to any of the Mint Business or any of the Acquired Assets, and to Seller’s knowledge there is no basis for any such Environmental Claim or litigation.

3.16    Brokers. No broker, finder or investment advisor acted directly or indirectly as such for Seller in connection with this Agreement or the other Transaction Documents relating to the transactions contemplated hereby, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of Seller.
3.17    Labor and Employment Agreements; Employee Benefit Plans.

(1)
Schedule 3.17 sets forth the name of each salaried employee of Seller who is employed primarily in the operations of any of the Mint Business, together with the positions they hold with Seller and the compensation that is payable to each such individuals as a result of their employment by Seller (including any collective bargaining or other labor, employment, deferred compensation, bonus or incentive agreement, plan or contract). Buyer shall not have any obligation to hire any such employees of Seller or, to the extent hired, to continue such employment, nor shall Buyer have or incur any liability or obligation whatsoever arising out of, any personnel policies or practices, either written or oral, promulgated or followed by Seller (except to the extent Buyer elects to continue such policies or practices). Except as set forth in Schedule 3.17 hereto, during the past six (6) months there has not been (i) any increase in salaries, wages or benefits of any such employees or the awarding or payment of any bonuses to any such employees, other than cost of living increases and annual salary increases on or about the anniversary dates of employment of such employees, in each case consistent with Seller’s past practices, or (ii) the adoption of any new or amendment of any existing employee benefit plan in which such employees participate, or the execution of any new, or the renewal, extension, or amendment of any existing, employment or consulting agreements with any such employees that are not reflected on Schedule 3.17.

(2)
Except to the extent set forth in Schedule 3.17, to the knowledge of Seller (i) each of the Mint Business is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, except for any such non-compliance that has not had and is not reasonably expected to have a Material Adverse Effect on the Mint Business; and (ii) there is no unfair labor practice complaint pending or, to the knowledge of Seller threatened, against Seller with respect to the operations of any of the Mint Business, nor, to the knowledge of Seller, is there any factual basis for any such complaint.

(3)	Except to the extent set forth in Schedule 3.17 hereto, Seller does not have and, during the past five (5) years has not had any Employee Plans, including, without limitation, any funded

Employee Plan in which any of the employees of the Mint Business are or have participated which are required to be qualified under Section 401 of the Code. For purposes of this Section 3.17, the term “Employee Plan” means all present (including those terminated or transferred within the past five (5) years) plans, programs, agreements, arrangements, and methods of contribution or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of Seller or to any other person who provides services to Seller, whether or not such plan or plans, programs, agreements, arrangements, and methods of contribution or compensation are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are qualified under the Code. The term Employee Plan includes, by way of example and not as a limitation, pension, retirement, profit sharing, stock option, stock bonus, and nonqualified deferred compensation plans, and disability, medical, dental, worker’s compensation, health insurance, life insurance, incentive plans, vacation benefits, and other fringe benefits and includes any Employee Plan that is a multiemployer plan as defined in Section 3(37) of ERISA. Any and all tax returns, reports, forms or other documents required to be filed by Seller under applicable federal, state or local law with respect to the Employee Plans set forth on Schedule 3.17 have been timely filed and are correct and complete in all material respects; and any and all amounts due by Seller to any governmental agency or entity with respect to such Employee Plans have been timely and fully paid.

(4)
Except to the extent set forth in Schedule 3.17, all Employee Plans are now, and have always been, established, maintained and operated in accordance in all material respects with all applicable laws (including, but not limited to, ERISA and the Code) and all regulations and interpretations thereunder and in accordance with their plan documents. All communications with respect to each Employee Plan by any person (including, but not limited, to the members of any plan committee, all plan fiduciaries, plan administrators, Seller and its management, and Seller’s employees) accurately reflect the documents and operations of each such Employee Plan. All contributions required to be made to or with respect to any Employee Plan by Seller have been completely and timely paid and all reports, forms and other documents required to be filed by Seller with any governmental entity with respect to any Employee Plan have been timely filed and are accurate. No amount is due or owing from Seller to any “multiemployer plan” (as defined in Section 3(37) of ERISA) on account of any withdrawal therefrom. There has been no event or condition, nor is any event or condition expected, that would present a risk of termination of any Employee Plan, or which would constitute a “reportable event” within the meaning of Section 404(3) of ERISA and the regulations and interpretations thereunder. There has been no merger, consolidation, or transfer of assets or liabilities (including, but not limited to, a split‑up or split‑off) with respect to any Employee Plan in which any of the employees of the Mint Business participate. There is and there has been no actual or, to the best knowledge of Seller, anticipated, threatened or expected litigation or arbitration concerning or involving any such Employee Plan. No complaints to or by any government entity have been filed or, to the best knowledge of Seller, have been threatened or are expected with respect to any such Employee Plan. No such Employee Plan or any other person has any liability to any plan participant, beneficiary or other person under any provision of ERISA, the Code or any other applicable law by reason of any action or failure to act in connection with any

Employee Plan, other than plan distributions payable under the terms of such Plan. There has been no prohibited transaction as described in Section 406 of ERISA and Section 4975 of the Code with respect to any Employee Plan. No such Employee Plan provides medical benefits to one or more former employees (including retirees), other than benefits required to be provided under Section 4980B of the Code. There is no contract, agreement or benefit arrangement covering any employee of any of the Mint Business which individually or collectively would constitute an “excess parachute payment” under Section 280G of the Code.

(5)
No employees of the Mint Business have or will by passage of time hereinafter become entitled to receive any vacation time, vacation pay or severance pay or COBRA benefits attributable to services rendered prior to the Closing Date which are or may become the responsibility of Buyer.

3.18    Assumed Contracts. Schedule 2.1(8) contains an accurate and complete list of the Assumed Contracts. The Assumed Contracts are the only contracts necessary to the operation of the Mint Business or the Acquired Assets. Accurate and complete copies of all of the Assumed Contracts, including all amendments thereto and written waivers thereunder, have been furnished by Seller to Buyer. Each of the Assumed Contracts is a valid and binding obligation of Seller and, is assignable to Buyer pursuant to this Agreement and enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights and general principles of equity relating to the availability of equitable remedies (whether considered in a proceeding at law or in equity). Except as otherwise set forth in Schedule 2.1(8) hereto, there have not been any defaults by Seller or defaults or any claims of default or claims of nonenforceability by the other party or parties under or with respect or any of the Assumed Contracts and, to Seller’s knowledge there are no facts or conditions that have occurred or that are anticipated to occur with respect to or under any of the Assumed Contracts which, with the passage of time or the giving of notice, or both, would (i) constitute a default by Seller or by the other party or parties under any of the Assumed Contracts or (ii) cause the creation or imposition of any Lien upon any of the Acquired Assets or (iii) otherwise have a Material Adverse Effect on the Mint Business. There are no prepayments or other circumstances under any Assumed Contract that would give rise to a performance obligation of the Buyer without Buyer having received the corresponding compensation for the performance. Seller has not received any indication by a customer or supplier of an intention to discontinue or change the terms of the parties’ relationship.
3.19    Employee Contributions. Seller warrants that there are no contributions, interest or penalties due to the Indiana Department of Workforce Development from Seller with respect to any of the employees of the Mint Business that have not been paid or otherwise provided for, other than contributions that are not yet payable.
3.20    Sales and Use Tax. Seller warrants that it has not failed to withhold or pay to the appropriate taxing authority, any sales and use taxes that it was required to withhold or pay pursuant to Indiana or other applicable states law in respect of any sales heretofore made by the Mint Business.
3.21    Adequacy of Assets. Except for licenses for any off-the-shelf computer software used in connection with the operation of the Mint Business, the Acquired Assets, together with the License and the property located at 950 East Base Road, Winchester, Indiana, 47394, constitute in the aggregate all of the property reasonably necessary for the conduct of the Mint Business in the manner and to the extent to which Seller has historically and immediately prior to Closing conducted it. All Tangible Personal Property that consists of equipment used in the operation of the Mint Business has been maintained consistent with practices of a prudent operator, is in good working condition, and is not in need of repair or replacement other than as a part of routine maintenance in the Ordinary Course of Business.
3.22    Customer List. The Mint Business Customer List is accurate and complete and, to Seller’s knowledge, contain no omissions of any kind.
3.23    Insurance. During at least the last three (3) years, Seller has maintained policies insuring Seller against (i) liability arising from the operations of the Mint Business, and (ii) fire, theft and vandalism covering personal property, including the Tangible Assets being acquired by Buyer from Seller hereunder, in amounts deemed sufficient by Seller to cover the risks to which the Mint Business and such property are ordinarily subject. Each of those policies is in full force and effect and, to Seller’s knowledge, is valid and enforceable in accordance with its terms. Seller is not in default under any such policy nor has Seller failed to give any notice or present any claim under any such policy in due and timely fashion, and to Seller’s knowledge there exist no grounds for the insurer’s canceling or voiding any of those policies, or for reducing the coverage provided by those policies.
3.24     Intellectual Property.

(1)
The Seller has good and valid title to, or otherwise possesses the rights to use, subject to any time limitations set forth in any licensing or other agreement to use its Intellectual Property, all Intellectual Property necessary to permit the Buyer to conduct the Mint Business from and after the Closing Date, in the same manner as it is being conducted as of the date hereof, and, to the knowledge of the Seller, as currently contemplated to be conducted by the Buyer. Except for Intellectual Property owned by third parties as identified on Schedule 2.1(2), no Person other than the Seller has any right or interest of any kind or nature in or with respect to the Intellectual Property, or any portion thereof, or any rights to sell, license, lease, transfer or use or otherwise exploit the Intellectual Property or any portion thereof. All officers, employees and contractors of the Seller who have created Intellectual Property have no ownership interest or other rights in the Intellectual Property and/or have executed agreements under which all rights, title and ownership in and to such Intellectual Property have been assigned to the Seller.

(2)
Except as disclosed in Schedule 3.24 the Seller has not been alleged to have, nor has the Seller infringed upon, misappropriated or misused any intellectual property or other proprietary information of another Person. Except as disclosed in Schedule 3.24 there are no pending claims or Legal Proceedings, or, to the knowledge of the Seller, threatened claims or Legal Proceedings, contesting or challenging the Intellectual Property, or the Seller’s use of the Intellectual Property owned by another Person. To knowledge of the Seller, no third party including any current or former employee or contractor of the Seller, is infringing upon, misappropriating, or otherwise violating the Seller’s rights to the Intellectual Property.

(3)
To the Seller’s knowledge, other than as set forth in Schedule 3.24, there has been no breach of security involving the Seller’s websites or information assets. To the Seller’s knowledge all data which has been collected, stored, maintained or otherwise used by the Seller has been collected, stored, maintained and used in accordance with all applicable Laws, guidelines and industry standards. The Seller has not received a notice of noncompliance with applicable data protection Laws, guidelines or industry standards.
3.25.    Security Breaches. To the Seller’s knowledge, other than as set forth in Schedule 3.25, there has been no breach of security involving the Seller’s websites or information assets. To the Seller’s knowledge all data which has been collected, stored, maintained or otherwise used by the Seller has been collected, stored, maintained and used in accordance with all applicable Laws, guidelines and industry standards. The Seller has not received a notice of noncompliance with applicable data protection Laws, guidelines or industry standards.
3.26    Related Party Transactions. Except as set forth in Schedule 3.26, neither Seller nor any Related Person (a) is a party to any Contract with, or has any claim or right against, Seller, relating to the Mint Business, and (b) has engaged or currently engages in any business in competition with the Mint Business.
3.27    Disclosure. No representation of Seller contained in this Article 3 made by Seller, as modified by the disclosures contained in the Seller Disclosure Schedules, contains any misstatement of a material fact or omits to state a material fact necessary to make such representations of Seller contained in this Section, in light of the circumstances under which they were made, not misleading.
ARTICLE 4
BUYER REPRESENTATIONS
Buyer hereby represent to Seller as follows:
4.1    Organization and Good Standing. Buyer is a limited liability company validly existing and in good standing under the laws of its jurisdiction of organization with the power to own all of its properties and assets and to carry on its business as it is currently being conducted. Buyer is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified or in good standing would have a Material Adverse Effect on Buyer.
4.2    Authorization. Buyer has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. Buyer’s members have duly authorized Buyer to execute and deliver this Agreement and perform its obligations under this Agreement and the other Transaction Documents to which it is party, and no other limited liability company proceedings of Buyer or its members are necessary with respect thereto. Assuming that Seller has duly authorized execution and delivery of this Agreement and the other Transaction Documents to which it is party as warranted in Article 3, this Agreement constitutes, and each of the other Transaction Documents to which Buyer is party will constitute when executed and delivered by Buyer, the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability is limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, or (ii) general principles of equity relating to the availability of equitable remedies, whether considered in a proceeding in equity or at law.
4.3    No Violations. Execution and delivery by Buyer of this Agreement and the Transaction Documents to which Buyer is or will be a party and performance by Buyer of its obligations hereunder and thereunder do not and will not (i) violate any provision of Buyer’s Certificate of Formation or LLC Agreement as currently in effect, (ii) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of Buyer’s properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which Buyer is a party or by which any of its properties or assets are bound, or (iii) violate any Law or Order currently in effect to which Buyer is subject, except, in the case of clauses (ii) and (iii) above, for any such consequence which would not have a Material Adverse Effect on Buyer or its ability to consummate the transactions contemplated by this Agreement or the Transaction Documents.
4.4    Consents. Except as set forth in Schedule 4.4, Buyer is not required to obtain the Consent of any Person in connection with execution and delivery by Buyer of this Agreement or the Transaction Documents to which it is party or the performance by Buyer of any of its obligations hereunder or thereunder.
4.5    Brokers. No broker, finder or investment advisor acted directly or indirectly as such for Buyer in connection with this Agreement or any other Transaction Documents contemplated hereby, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of Buyer.
ARTICLE 5
EMPLOYEES

5.1    Employees. Seller hereby agrees that, Buyer or its Affiliates shall be entitled to offer and has offered, as it deems appropriate, employment to any or all of the employees of Seller named on Schedule 5.1 hereto through the Closing Date. Buyer shall advise Seller of those of the employees listed on Schedule 5.1 that Buyer or any of its Affiliates has or will be extending offers of employment and Seller further agrees to provide such assistance and cooperation to Buyer as it may reasonably request in connection with Buyer’s efforts to hire any of such employees. With respect to any of Seller’s employees hired by Buyer or any of its Affiliates, Seller agrees not to enforce after the Closing any proprietary information or confidentiality agreement which any employees listed on Schedule 5.1 have entered into for the benefit of Seller, other than to prevent any such employee from using or disclosing any of the Seller Retained Information for or to any Person other than Buyer or any of its Affiliates. Seller or Seller’s Affiliates shall not solicit, offer employment to rehire or attempt to retain any of the employees listed on Schedule 5.1, except for (i) those of such employees which Buyer has elected not to offer employment and (ii) those employees who Buyer offers, but who elect not to accept, employment with Buyer, provided that any offer of employment by Seller to any such employees shall be at the sole discretion of Seller and at an annual rate of compensation no greater than the rate currently being paid such employees as shown on Schedule 3.17, provided that the covenants of Seller contained in this sentence shall terminate 36 months after the Closing Date.
5.2    Terms of Subsequent Employment. Nothing in this Agreement will be construed to require Buyer to hire any of the employees listed on Schedule 5.1, or limit or restrict Buyer from changing the terms of employment of, or terminating, any Person hired by Buyer.

ARTICLE 6
INDEMNIFICATION
6.1    Survival Period

(1)
The representations and warranties of each party hereto contained in this Agreement (as modified by such party’s Disclosure Schedules), will survive for a period of thirty-six (36) months from the Closing Date or as extended pursuant to subparagraphs 6.1(a) or 6.1(b) below (which shall be referred to as the “Survival Period” that shall be applicable thereto), at the end of which Survival Period they shall cease to have any force and effect, except as follow:

(a)
the Survival Period applicable with respect to any representation or warranty of Seller contained in Section 3.2 (Authorization), Section 3.5 (Title, Absence of Liens), Section 3.12 (Taxes), Section 3.20 (Sales and Use Tax) shall be equal to the statutory limitations period applicable thereto regardless of any investigation, verification, knowledge or approval by the Buyer, or by anyone on its behalf.

(b)	the Survival Period applicable with respect to any representation or warranty of Seller contained in Section 3.13 (Environmental) and Section 3.24 (Intellectual Property), shall be indefinite.

(c)
the Survival Period applicable with respect to any representation or warranty of Buyer contained in Section 4.2 (Authorization), shall be equal to the statutory limitations period applicable thereto under Delaware law.

(2)    The Survival Period for each covenant, obligation or agreement of each party hereto contained in this Agreement shall continue until such covenant has been fully performed, or waived in writing by the other party, whichever first occurs; provided however that the Survival Period for the indemnification obligations of Seller contained in Sections 2.8(7) and 6.2 and for the Seller’s Retained Liabilities shall be indefinite.
6.2    Indemnification of Buyer. Subject to the terms, conditions and limitations set forth hereinafter in this Article 6, Seller shall indemnify and hold harmless the Buyer against Indemnifiable Losses, including Indemnifiable Losses asserted by any third party: (a) arising out of breach or nonfulfillment by Seller of any of its covenants, obligations or agreements under this Agreement or any inaccuracy in any representation or breach of any warranty by Seller in this Agreement; (b) arising out of or related to Seller’s or Seller’s predecessors’ ownership or operation of the Mint Business or any other business conducted at the Silver Towne Mint prior to Closing, (c) arising out of or related to any acts or omissions by Seller, (d) arising from or related to (i) the actual or alleged presence, Release, threatened Release, discharge or emission of any Hazardous Material into the environment at or from the Mint Business or any other business conducted at the Silver Towne Mint, including any and all Indemnifiable Losses arising from or related to the study, testing, investigation, cleanup, removal, remediation, Remedial Action, abatement, response, containment, restoration or corrective action of any such Hazardous Material (A) on, beneath or above the Mint Business, or (B) emanating or migrating, or threatening to emanate or migrate, from the Mint Business or any off-site properties; and (ii) the on or off-site treatment, storage or disposal of Hazardous Material generated in connection with the Mint Business or any other business conducted at the Silver Towne Mint, and (e) arising from or related to the failure to obtain and maintain Permits necessary for operation of the Mint Business or any other business conducted at the Silver Towne Mint, (f) arising from or related to violations of any applicable Environmental Law or Permits relating to the Mint Business or any other business conducted at the Silver Towne Mint and (g) arising from or related to any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to either the violation of any applicable Environmental Law or the presence or migration of any Hazardous Material relating to the Mint Business or any other business conducted at the Silver Towne Mint.
6.3    Indemnification of Seller. Subject to the terms, conditions and limitations set forth hereinafter in this Article 6, Buyer shall indemnify and hold harmless the Seller against Indemnifiable Losses arising out of breach or nonfulfillment by Buyer of any of its covenants, obligations or agreements under this Agreement or any inaccuracy in any representation or breach of any warranty by Buyer in this Agreement
6.4    Procedures for Third Party Claim.

(1)
In order to be entitled to indemnification under this Article 6 in connection with a claim made by any Person (hereinafter, a “Third Party Claim”), against any Person entitled to indemnification pursuant to this Article 6 (an “Indemnified Party”), that Indemnified Party must do the following:

(a)    notify the Person or Persons obligated to indemnify it (the “Indemnifying Party”) in writing, and in reasonable detail, of that Third Party Claim promptly but in any event within ten (10) days after receipt of notice of that Third Party Claim, except that any failure to give any such notification will only affect the Indemnifying Party’s obligation to indemnify the Indemnified Party if the Indemnifying Party has been prejudiced as a result of that failure; and
(b)    deliver to the Indemnifying Party promptly but in any event within (10) days after the Indemnified Party receives them a copy of all notices and documents (including court papers) delivered to or otherwise obtained by that Indemnified Party relating to that Third Party Claim.

(2)
In the event of a Third Party Claim against one or more Indemnified Parties, the Indemnifying Party will be entitled to participate in the defense of that Third Party Claim and, if the Indemnifying Party so chooses, to assume at its expense the defense of that Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld or delayed). If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal fees or expenses subsequently incurred by the Indemnified Party in connection with the defense of that Third Party Claim, except that if, under applicable standards of professional conduct, there exists a conflict on any significant issue between the Indemnified Party and the Indemnifying Party in connection with that Third Party Claim, the Indemnifying Party shall pay the reasonable fees and expenses of one additional counsel, for all of the Indemnified Parties, to act with respect to that issue to the extent necessary to resolve that conflict. If the Indemnifying Party assumes defense of any Third Party Claim, the Indemnified Party will be entitled to participate in the defense of that Third Party Claim and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will be entitled to control that defense.

The Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party did not assume the defense of any Third Party Claim (other than during any period in which the Indemnified Party failed to give notice of the Third Party Claim as provided above and a reasonable period after such notice). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the parties shall cooperate in the defense or prosecution of that Third Party Claim, including by retaining and providing to the Indemnifying Party records and information reasonably relevant to that Third Party Claim, and making employees available on a reasonably convenient basis. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of that Third Party Claim that the Indemnifying Party recommends and that by its terms obligates the Indemnifying Party to pay the full amount of liability in connection with that Third Party Claim, except that the Indemnifying Party may not without the Indemnified Party’s prior written consent agree to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term that each claimant or plaintiff give to the Indemnified Party a release from all liability with respect to that Third Party Claim. Whether or not the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, that Third Party Claim without the Indemnifying Party’s prior written consent.

(3)	For greater certainty, Third Party Claims shall include any and all claims of Seller’s current or former employees, the exclusive liability of which remains with Seller.
6.5    Procedures for Other Claims. In order for an Indemnified Party to be entitled to any indemnification under this agreement in respect of a claim that does not involve a Third Party Claim (a “Claim”), that Indemnified Party must within 30 days of its being notified of that Claim notify the Indemnifying Party, in writing, of that Claim, and describe in reasonable detail the basis for that Claim, except that any failure to give any such notification will only affect the Indemnifying Party’s obligation to indemnify the Indemnified Party if the Indemnifying Party has been prejudiced as a result of that failure; provided, however, that in no event shall an Indemnified Party be entitled to assert any claim for indemnification, including any Third Party Claim, after the expiration of the Survival Period that is applicable to that Claim. If the Indemnifying Party does not dispute that the Indemnified Party is entitled to indemnification with respect to that Claim asserted in the manner set forth above in this Section 6.5 prior to the expiration of the Survival Period that is applicable to such Claim, by notice to the Indemnified Party prior to the expiration of a 30-day period following receipt by the Indemnifying Party of notice from the Indemnified Party of that Claim, that Claim will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of that liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Claim (or any portion thereof) is estimated, on such later date as the amount of the Claim (or any portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to the Claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of the Claim and, if the Claim is not resolved through negotiations, the Indemnified Party may pursue such remedies as may be available to enforce their rights to indemnification under this agreement.

6.6    Limitations on an Indemnifying Party’s Indemnity Obligations. Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement:

(1)
Seller shall have no obligation to indemnify the Buyer who is otherwise entitled to indemnification under this Article 6, nor shall Seller have any liability for any Indemnifiable Losses incurred or suffered by the Buyer, unless and until the Buyer has incurred or suffered, in the aggregate, Indemnifiable Losses in respect of Claims (including Third Party Claims) asserted within the Survival Period applicable thereto and for which the Buyer is entitled to indemnification hereunder, totaling more than Fifty Thousand Dollars ($50,000.00) (the “Threshold”). In the event such Threshold is exceeded, then, Seller shall be liable to indemnify Buyer for all Indemnifiable Losses incurred by them for which Claims have been asserted prior to the expiration of the Survival Period applicable thereto, not only for Identifiable Losses in excess of the Threshold, but also for the first $50,000.00 of Identifiable Losses, provided, however, that the Threshold shall not apply to any liabilities that Buyer may incur for or in respect of any of the Seller Retained Liabilities (as defined in Section 2.3(1) above). Notwithstanding the foregoing, the aggregate Indemnifiable Losses for which the Seller shall be liable under this Section 6.6 (1) shall not exceed $1,000,000.00, which amount shall expressly exclude any and all Seller Retained Liabilities, for which there shall be no limitation.

(2)
Buyer shall have no obligation to indemnify Seller that would otherwise be entitled to indemnification under this Article 6, nor shall Buyer have any liability for any Indemnifiable Losses incurred or suffered by the Seller, unless and until Seller has incurred or suffered, in the aggregate, Indemnifiable Losses in respect of Claims (including Third Party Claims) asserted within the Survival Period applicable thereto and for which Seller is entitled to indemnification hereunder, totaling more than Fifty Thousand Dollars ($50,000.00) (the “Threshold”). In the event such Threshold is exceeded, then Buyer shall be liable to indemnify Seller for all Indemnifiable Losses incurred by them for which Claims have been asserted prior to the expiration of the Survival Period applicable thereto, not only for Identifiable Losses in excess of the Threshold, but also for the first $50,000.00 of Identifiable Losses, provided, however, that the Threshold shall not apply to (i) the obligations of Buyer to Seller to pay the Purchase Price to Seller specified in Section 2.4, when due, or any Earnout Payments if, as and when the same become due to Seller, , or (ii) any Indemnifiable Liabilities that any of the Seller may incur for or in respect of any of the Buyer Assumed Obligations (as defined in Section 2.3(2) above) or any obligations or liabilities arising out of the conduct or operation of the Mint Business from or at any time after the Closing unless attributable to Seller or Seller’s Affiliate (in which case the Threshold shall apply). Notwithstanding the foregoing, the aggregate Indemnifiable Losses for which the Buyer shall be liable under this Section 6.6 (2) shall not exceed $1,000,000.00.

(3)
An Indemnifying Party’s indemnity obligations under this Article 6, shall be offset by the amount of any insurance proceeds covering any Claim or Indemnifiable Loss, to the extent and when such insurance proceeds are actually received by an Indemnified Party. The Indemnified Party shall use reasonable commercial efforts to collect under any applicable insurance policy covering any Claim or Indemnifiable Loss. The collection of any such insurance proceed shall not be a condition to an Indemnified Party seeking Indemnification pursuant to this Article 6.

(4)
In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, related to a breach of this Agreement, except to the extent caused by fraud or willful misconduct of such Indemnifying Party.

6.7     Setoff Upon the occurrence and during the continuance of any event described in Section 6.2, but subject to Section 6.6 (1), the Buyer is hereby authorized at any time and from time to time, without notice to the Seller (any notice hereby being expressly waived) to set off and apply any and all amounts at any time held and other indebtedness at any time owing to the Seller, including amounts due under the Earnout, against any and all of the obligations of the Seller under this Agreement although such obligations may be unmatured. The Buyer shall promptly notify Seller after any such set off and application. This right of set-off shall be in addition to and not in substitution of any other rights Buyer shall be entitled to under this Article 6 and shall survive the Closing.
6.8    Remedies. Exclusive of claims for fraud, the remedies set forth in this Article 6, are the sole and exclusive remedies of the Parties pursuant to this Agreement.
ARTICLE 7
CONDITIONS TO CLOSING
7.1    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction, or waiver in writing by Buyer, at or prior to Closing, of the following conditions:

(1)	the Seller shall have duly performed and complied with all terms, agreements and conditions that are required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

(2)
all of the representations and warranties of the Seller that are contained in this Agreement, as the same may have been modified by or in the Seller Disclosure Schedules, shall be true and correct as of the date when made, and also as of the Closing Date with the same force and effect as though such representations and warranties were made again at and as of the Closing Date. Seller shall immediately notify Buyer if Seller determines that a state of facts exists that will result in an untrue representation contained in this Agreement;

(3)
during the period from December 31, 2015, to and including the Closing, no event or circumstance shall have occurred with respect to any of the Mint Business that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Mint Business (other than any event or circumstance disclosed in or contemplated by any of the Seller Disclosure Schedules). Seller shall immediately notify Buyer if Seller determines that a state of facts exists that will result in a Material Adverse Effect on the Mint Business;

(4)
no suit, action, investigation, inquiry or administrative or other proceeding by any governmental body or other person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and there shall be no pending or threatened litigation, or asserted claims or assessments which could reasonably be expected to have a Material Adverse Effect on the Mint Business; and

(5)
all Consents from third parties, governmental and other, required to be obtained by Seller to permit it to consummate the transactions contemplated hereby shall have been obtained, without the imposition of any burdensome conditions on Buyer or the Mint Business, and shall not have been revoked or withdrawn.

(6)
Buyer shall have entered into an Agreement with HAB Development to purchase the real property where the Silver Towne Mint is located (the “Real Property PSA”), which transaction shall close concurrently with the Closing hereunder.

(7)	Seller shall have complied with any applicable Bulk Sales Law.

(8)
Seller shall have caused all UCC-1 Finance Statements filed with the Indiana Secretary of State or in the County of Randolph, Indiana, affecting the Acquired Assets to be terminated (the “UCC-1 Statements”), or in the alternative, to the satisfaction of the Buyer, Seller shall have caused a UCC-3 Amendment to be filed with the Indiana Secretary of State or in the County of Randolph, Indiana, removing the Acquired Assets as collateral from the UCC-1 Statements.

(9)
Seller shall contribute and undivided forty-eight and 47/100 percent (48.47%) of the Acquired Assets to the Buyer in exchange for a Forty-Five Percent (45%) Membership Percentage Interest in Buyer, as defined in the Limited Liability Company Agreement of Buyer (the “LLC Agreement”), with an initial capital account of Three Million Four Hundred Fifty-Three Thousand Seven Hundred Fifty Dollars ($3,453,750.00) (the “Membership Interest”). At the Closing, Seller shall become a party to Buyer’s LLC Agreement, Buyer shall admit Seller as a Member of Buyer, and issue the Membership Interest to Seller.

    7.2    Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction, or waiver in writing by Seller, at or prior to Closing, of the following conditions:

(1)	the Buyer shall have duly performed and complied with all terms, agreements and conditions that are required by this Agreement to be performed or complied with by Buyer prior to or at the Closing

(2)
no suit, action, investigation, inquiry or administrative or other proceeding by any governmental body or other person or entity shall have been instituted or threatened which questions the validity or legality or which seeks to prevent consummation of the transactions contemplated hereby;

(3)
all of the representations and warranties of the Buyer contained in this Agreement, as the same may have been modified by or in any of the Buyer Disclosure Schedules, shall be true and correct as of the date when made, and also as of the Closing Date with the same force and effect as though such representations and warranties were made again at and as of the Closing Date, provided, however, that a failure of this condition shall be deemed to have occurred only if the failure of any of the Buyer’s representations or warranties to be true and correct, either on the date when made or at the Closing Date, would (individually or in the aggregate) have a Material

Adverse Effect on Buyer or the ability of Buyer to consummate the transactions contemplated hereby; and

(4)
all Consents from third parties, governmental and other, required to be obtained by Buyer to permit it to consummate the transactions contemplated hereby shall have been obtained, without the imposition of any burdensome conditions on Seller, and shall not have been revoked or withdrawn, provided, however, that a failure of this condition shall be deemed to have occurred only if the failure to obtain any such Consent or Consents, or the revocation or withdrawal thereof, would have a Material Adverse Effect on Buyer or would prevent Buyer from consummating the transactions contemplated hereby.

(5)
Seller shall contribute and undivided Forty-Eight and 47/100 percent (48.47%) of the Acquired Assets to the Buyer in exchange for a Forty-Five Percent (45%) Membership Percentage Interest in Buyer, as defined in the Limited Liability Company Agreement of Buyer (the “LLC Agreement”), with an initial capital account of Three Million Four Hundred Fifty-Three Thousand Seven Hundred Fifty Dollars ($3,453,750.00) (the “Membership Interest”). At the Closing, Seller shall become a party to Buyer’s LLC Agreement, Buyer shall admit Seller as a Member of Buyer, and issue the Membership Interest to Seller.

7.3    Each Party shall use its reasonable best efforts to cause to be satisfied as soon as possible the conditions precedent which it is required to perform or satisfy, as provided in Section 7.1 or 7.2.
7.4 If a party’s performance obligations herein are not satisfied or waived by the other party, the other party shall have the right to terminate this Agreement by notice to the party whose performance obligations are not satisfied or waived.
ARTICLE 8
CLOSING
8.1    Place and date. The closing of the sale and purchase contemplated hereunder (the “Closing”) shall take place following the satisfaction or waiver of the conditions precedent set forth in Sections 7.1 and 7.2, but in no event after August 31, 2016 or at such other time as may be agreed to by the Buyer and Seller and shall effective as of the close of business on such date (the “Closing Date”).
8.2    Deliveries.
(1)    At Closing, Seller shall deliver to Buyer:

(a)	all Transaction Documents to which Seller is a party, duly executed by Seller;

(b)	possession or control of all the Tangible Personal Property;

(c)	the Mint Business Customer List, the Mint Business Confidential Information and the Mint Business Records;

(d)	an Indiana Secretary of State Certificate of Existence and a Certificate of Clearance from the Indiana Department of Revenue, for Seller, each dated as of a recent date;

(e)
A certificate signed by the General Partner of Seller, and dated as of the Closing Date, certifying: (i) as true, correct and complete, a copy of Seller’s Certificate of Limited Partnership as filed with the Indiana Secretary of State, attached thereto; (b) as true, correct and complete, a copy of Seller’s Limited Partnership Agreement, attached thereto; (c) as true, correct and complete, a copy of resolutions duly adopted by the General Partner and Limited Partners of the Seller approving and authorizing Seller’s execution and delivery of this Agreement and the Transaction Documents to be executed and delivered by Seller and the performance by Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby, attached thereto, and (e) to the incumbency of each officer of Seller that has executed this Agreement or any of the Transaction Documents to which Seller is a party, on behalf or in the name of Seller;

(vi)	The Real Property PSA;

(vii)	A counterpart signature page to the Buyer’s LLC Agreement; and

(viii)
Such other documents and instruments, including but not limited to additional documents of transfer or assignment with respect to the Acquired Assets, as Buyer or its counsel may reasonably request in furtherance of the consummation of the transactions contemplated by this Agreement.

(2)    At Closing, Buyer shall deliver to Seller:

(i)	The cash Purchase, by wire transfer of funds to the account designated by Seller;
(ii)    Buyer’s Note;
(iii)     The Membership Interest;

(iv)	All of the Transaction Documents to which Buyer is a party, executed by a duly authorized officer of Buyer;

(v)	A Delaware Secretary of State good standing certificate dated as of a recent date, for Buyer;

(vi)
A certificate signed by the Managing Member of Buyer, and dated as of the Closing Date, as to the incumbency of each officer of Buyer that has executed this Agreement or any of the Transaction Documents to which Buyer is a party, on behalf or in the name of the Buyer, and certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by the Members of Buyer, approving and authorizing the execution and delivery of this Agreement and the Transaction Documents being executed and delivered pursuant hereto by the Buyer and the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby; and

(vii)	Such other documents and instruments as Seller or Seller’s counsel may reasonably request in furtherance of the consummation of the transactions contemplated by this Agreement.
ARTICLE 9
POST CLOSING MATTERS

9.1    Post Closing Matters. Promptly after the Closing, Buyer shall take the following actions with respect to the existing environmental matters related to the Mint Business or any other business conducted at the SilverTowne Mint (the “Post Closing Matters”). Seller agrees to cooperate and assist Buyer in accomplishing the Post Closing Matters.

(1)
Seek, if required, a state air permit to address air emissions at the SilverTowne Mint consisting of volatile organic compounds from cleaning and painting operations, particulate matter from sandblasting operations, combustion products from the three natural gas fired melting furnaces and emissions from the one natural gas fired engine associated with an emergency generator. The strategy for obtaining the permit and other related activities shall be undertaken in cooperation with the Seller;

(2)
Seek, if required, to obtain a storm water permit or, alternatively, relocate or cover certain industrial materials exposed to storm water and submit a No Exposure Certification to the Indiana Department of Environmental Management to obtain an exclusion from the storm water permitting requirements. The strategy for obtaining the permit and other related activities shall be undertaken in cooperation with the Seller;

(3)
Prepare and submit a Tier II chemical inventory report to the designated state or local commission, committee or fire department pursuant to Section 312 of the Emergency Planning and Community Right-to-Know Act (EPCRA), and complete Toxic Release Inventory reporting form R for silver and any other chemicals manufactured, processed or otherwise used greater than EPCRA thresholds; and

(4)	Seek, if required, a permit or authorization to abandon the one water well used for non-contact cooling water.
All out of pocket costs and expenses incurred by the Buyer in connection with accomplishing the Post Closing Matters, excluding any necessary equipment or physical improvements, are agreed to be Seller Retained Liabilities.
ARTICLE 10
MISCELLANEOUS
10.1    Governing Law. This Agreement is governed by, construed in accordance with and enforced under the laws of the State of Delaware without giving effect to principles of conflict of laws.
10.2    Entirety of Agreement. This Agreement, together with the Schedules hereto and the other Transaction Documents, constitute the entire agreement of the parties concerning the subject matter hereof and thereof and supersede all prior agreements (whether written or oral), if any, between the parties with respect thereto.
10.3    Further Assurances.

(1)
Seller shall execute and deliver such additional documents and instruments and perform such additional acts as Buyer may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the other Transaction Documents to which Seller is a party and the transactions contemplated thereby, to effectively assign and deliver the Acquired Assets to Buyer and to effectuate the intent of this Agreement.

(2)
Buyer shall execute and deliver such additional documents and instruments, and perform such additional acts as Seller may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the other Transaction Documents to which Buyer is a party and the transactions contemplated by this Agreement, and to effectuate the intent and purposes of this Agreement.

10.4    Jurisdiction; Service of Process. Except for the process for resolving the amount of any Earnout Payment, which is governed exclusively by Section 2.5, any action or proceeding seeking to determine the respective rights or obligations of the parties under this Agreement or any of the Transaction Documents, to enforce any provision of, or based on any right arising out of this Agreement or any of the Transaction Documents, or relating to any actual or alleged breach of this Agreement or any such Transaction Documents, shall be brought solely and exclusively in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court of Delaware, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.6. Nothing in this Section 10.4, however, affects the right of any party to serve legal process in any other manner permitted by law.
10.5    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES SUCH PARTY’S RIGHTS TO A TRIAL BY JURY WITH RESPECT IN ANY LEGAL PROCEEDING THAT MAY BE BROUGHT AS A RESULT OF ANY CLAIM, CONTROVERSY OR DISPUTE BETWEEN THE PARTIES RELATING TO OR ARISING OUT OF THIS AGREEMENT AND EACH PARTY EXPRESSLY AND IRREVOCABLY AGREES THAT THE TRIER OF FACT IN ANY SUCH PROCEEDING SHALL BE THE JUDGE.
10.6    Notices.

(1)
Every notice or other communication required or contemplated by this Agreement or which any party desires to give with respect to this Agreement must be in writing and sent by one of the following methods:

(i)
personal delivery, in which case the giving and receipt of such notice or other communication will be deemed to occur the day of delivery or, if the intended recipient refuses delivery thereof, on the date that such personal delivery is attempted at the last known mailing address of the recipient (as set forth below or given hereafter as provided for herein);

(ii)
certified or registered mail, postage prepaid, return receipt requested, in which case the giving and receipt of such notice or other communication will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient, or, if the intended recipient refuses delivery thereof, on the date that the U.S. Postal Service attempted to make such delivery; or

(iii)
by next-day delivery to a U.S. address by recognized overnight delivery service (such as Federal Express), in which case the giving and receipt of such notice or other communication will be deemed to occur on the business day next succeeding the date it is given to such overnight delivery, freight prepaid, for next day delivery, as evidenced by the bill of lading or other receipt issued by the delivery service.

(2)
In each case, to be effective, a notice or other communication delivered or sent to a party must be directed to the address for that party set forth below, or to such other address designated hereafter by that party effective on 10 days prior written notice to the other party given by one of the methods set forth above in this Section 10.6:

If to Buyer:	AM&ST Associates, LLC
c/o A-Mark Precious Metals, Inc.
429 Santa Monica Boulevard, Suite 230
Santa Monica, California 90401
Attn: Gregory N. Roberts, CEO

with copy to:    Frye & Hsieh, LLP
24955 Pacific Coast Highway, Suite A201
Malibu, California 90265
Attn: Douglas J. Frye, Esq.
If to Seller:    Silver Towne, L.P.
120 East Union City Pike
Winchester, Indiana 47394
Attn: David Hendrickson

with copy to:    Densborn, Blachy LLP
500 East 96th Street, Suite 100
Indianapolis, Indiana 46240
Attention John Fleming, Esq.

10.7    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement so held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.8    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

10.9.    Waivers.

(1)
At any time prior to the Closing, any party hereto may with respect to the other party hereto (a) extend the time for performance of any of the obligations or other acts of such other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions of such other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

(2)
No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.10    Counterparts. This Agreement may be executed in several counterparts, each of which executed counterparts, and any photocopies or facsimile copies thereof, shall constitute an original and all of which together shall constitute one and the same instrument.
10.11    No Third-Party Rights. Nothing expressed or referred to in this Agreement gives any Person other than the parties to this Agreement and the Buyer Indemnitees and Seller Indemnitees, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement, such Indemnitees and their respective successors and assigns.
10.12    Public Announcements.

(1)	The parties shall cooperate with respect to any public statement regarding the transactions contemplated by this Agreement or any of the other Transaction Documents.

(2)
Neither Buyer nor Seller may make any public statement regarding the transactions contemplated by this Agreement or any of the other Transaction Documents without the prior written consent of the other, which may not be unreasonably withheld or delayed; provided, however, that a party may make any such public statement without such consent, if that party (i) believes, based upon advice of counsel, that it is required by law to make that public statement, and (ii) provides the other party with prior written notice of that public statement.

10.13    Survival. Section 6.1 sets forth the relevant Survival Period for representations and warranties of the parties and the indemnification and other obligations of the Seller. Any obligations or covenants other than those contained in Section 6.1, owed by any party hereto that cannot be or is not fully performed by such party on or prior to the Closing Date, including without limitation, the payment obligations of Buyer set forth in Section 2.4 hereof and the various matters set forth in Section

2.8 (Certain Other Agreements), shall survive the Closing until fully and finally performed in accordance with this Agreement.
10.14    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and assigns, but this Agreement may not be assigned by either party without the prior written consent of the other.
10.15    Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement or any of the other Transaction Documents as promptly as practicable including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Body and (ii) the satisfaction of all conditions to Closing at the earliest practicable time. Each party shall promptly consult with the other with respect to, provide any necessary information not subject to legal privilege with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Body or any other information supplied by that party to a Governmental Body in connection with this Agreement or any of the other Transaction Documents and the transactions contemplated hereby and thereby.
10.16.    Headings and Certain Rules of Interpretation. The Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context indicates otherwise, whenever used in this Agreement, (i) the term “including” shall mean “including but not limited to” or “including without limitation” and (ii) the terms “hereof,” “herein,” “hereto,” “hereunder,” “hereinafter,” “hereinabove” and similar terms shall refer to this Agreement as a whole and not to the Section or Paragraph where such term appears. The recitals to this Agreement are an integral party of this Agreement. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing or applying the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party, due to any ambiguities that may be found to exist herein or for any other reason.
10.17     Attorneys Fees. In any action or proceeding brought to enforce or interpret this Agreement, the prevailing party shall be entitled to be awarded its reasonable attorney's fees and costs in such action or proceeding. If the prevailing party recovers a judgment in any such action or proceeding, it shall also be entitled to recover its reasonable attorney's fees and cost in enforcing the judgment.

SIGNED ON THE FOLLOWING PAGE
IN WITNESS WHEREOF, the undersigned are executing this Agreement on the date stated in the introductory clause.

SILVER TOWNE, L.P.
an Indiana limited partnership

By: Silver Towne, Inc., Its General Partner

By:

    David Hendrickson, President

AM&ST ASSOCIATES, LLC,
a Delaware limited liability company

By:

    Name: Gregory N. Roberts
Title: CEO

CONFIDENTIAL SCHEDULES AND EXHIBITS

Seller Disclosure Schedules	SCHEDULES

Schedule 2.1(1)	Silver Towne Mint Names
Schedule 2.1(2)	Intellectual Property Rights
Schedule 2.1(4)	Telephone Numbers and P.O. Boxes
Schedule 2.1(5)	Mint Business Customer Lists
Schedule 2.1(6)	Mint Business Web Site Assets
Schedule 2.1(8)	Assumed Contracts
Schedule 2.1(9)	Tangible Personal Property
Schedule 2.1(12)	Assignable Permits
Schedule 2.1(13)	Assigned Claims
Schedule 2.1(16)	Other Mint Business Intellectual Property
Schedule 2.5(1)	Earnout Payments
Schedule 2.6(2)	Allocation of Purchase Price
Schedule 3.4	Seller Consents
Schedule 3.5	Title/Lien Exceptions
Schedule 3.7	Absence of Certain Changes
Schedule 3.8	Litigation
Schedule 3.9	Permits
Schedule 3.13	Hazardous Material
Schedule 3.17	Labor and Employment Matters
Schedule 3.24	Intellectual Property Legal Proceedings
Schedule 3.25	Security Breaches
Schedule 3.26	Related Party Transactions.
Schedule 5.1	Employees Eligible for Offers of Employment by Buyer

Buyer Disclosure Schedule
Schedule 4.4	Buyer Consents

EXHIBITS

Exhibit 2.4(1)	Buyer’s Promissory Note
Exhibit 2.7(1) Exhibit 2.7(3)	Assignment and Assumption Agreement License Agreement
Exhibit 2.7(4)	Non-Competition Agreement
Exhibit 2.7(5)	Administrative Services Agreement

Exhibit 2.4(1)

Buyer’s Promissory Note
(attached)
Exhibit 2.7(1)

Assignment and Assumption Agreement
(attached)
Exhibit 2.7(3)

License Agreement
(attached)
Exhibit 2.7(4)

Non-Competition Agreement
(attached)
Exhibit 2.7(5)

Administrative Services Agreement
(attached)